Exhibit 10.23

WORLD HEADQUARTERS

2558 Wagener Road

Aiken, SC 29801

803.648.8351 tel

803.643.1180 fax

www.agy.com

Mr. Drew Walker

131 West Woodglen Road

Spartanburg, SC 29301

Dear Drew:

On behalf of AGY (the “Company”), we are pleased to offer you the position of Vice President of Sales and Marketing of the Company, along with what we feel is a very attractive offer. We view this as an excellent opportunity for you to help build a substantial business for AGY and its shareholders, and we are excited by the prospect of the very relevant skills and experience you can bring to bear in this regard.

POSITION:	Vice President of Sales and Marketing

START DATE:	January, 2005 (Exact date to be finalized but as soon as practical)

DUTIES AND RESPONSIBILITIES:

You will serve in an executive capacity and shall perform such duties as are customarily associated with your title of Vice President of Sales and Marketing, consistent with the bylaws of the Company and as required by the Company’s Board. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company

COMPENSATION AND BENEFITS:

Base Salary:	While you are employed by the Company, your initial base salary will be $170,000 per year, less applicable taxes and other withholdings. Your first annual salary review will be during January 2006 with subsequent annual reviews each January.

Annual Incentive	In addition to the “base” salary, you will also be eligible to receive an annual incentive bonus of up to 60% of base salary, based on your own and the Company’s performance. The bonus is variable and the payout is based on progressively meeting and exceeding personal and corporate financial objectives. Within 60 days of your start date, you will be expected to identify a set of mutually agreed to objectives, with achievement dates, that will establish your personal objectives for 2005.

WORLD HEADQUARTERS

2558 Wagener Road

Aiken, SC 29801

803.648.8351 tel

803.643.1180 fax

www.agy.com

Benefits and Perquisites:

You will be entitled to participate in the Company’s health insurance program that is generally available to members of the executive management team. This includes but is not limited to group health insurance, life insurance (2X salary), 401K program (which includes a variable contribution by the company based on financial performance) and vacation program (4 weeks). These benefits are further defined in the attached Benefits highlights note.

In addition the Company will provide you with a company car consistent with the current company policy (a mini van or standard full size car). Additionally the Company will provide a $7,500 sign-on bonus if your departure results in the forfeiture of your previous sign-on bonus from your current employer (to be grossed-up for tax offset).

Stock Opportunity:

As a member of the Senior Leadership team the Company will recommend that you become eligible to participate in the Management Stock Plan. The details of this plan are to be formulated for review and approved by the Board of Directors.

We are enthusiastic about the future prospects of AGY with you as a key member of its team. We believe that you possess the leadership and vision to help grow the Company and create the leader in the glass fiber industry. On behalf of the employees and shareholders of AGY, we look forward to the many contributions you will make to the Company in the years to come.

Sincerely,

/s/ Douglas J. Mattscheck
Douglas J. Mattscheck
President and CEO

Acknowledged and Accepted

/s/ Drew Walker
Drew Walker

Date:	12/10/04